ALLIANCEBERNSTEIN 2024 INCENTIVE COMPENSATION AWARD PROGRAM
This AllianceBernstein 2024 Incentive Compensation Award Program (the “Program”) under the AB 2017 Long Term Incentive Plan (the “2017 Plan”) has been adopted by the Compensation and Workplace Practices Committee (the “Committee”) of the Board of Directors (the “Board”) of AllianceBernstein Corporation, the general partner of AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”). Any incentive compensation awards granted under the 2017 Plan shall be governed solely by the 2017 Plan document, this Program and the terms of any related award agreement.
The portion of the Program pursuant to which Awards are granted hereunder is a separate plan within the Program. Such separate plan shall be referred to as the “AB Incentive Plan.” The purpose of the AB Incentive Plan is to enhance the ability of the Company to attract, motivate, and retain certain of the Company’s key employees and to strengthen their commitment to the Company by providing additional incentive compensation awards payable under, and subject to the terms and conditions of, the Program. The AB Incentive Plan is a “bonus program” as defined in ERISA and the regulations issued thereunder. Accordingly, the AB Incentive Plan is not covered by ERISA.
The right to defer Awards hereunder shall be considered a separate plan within the Program. Such separate plan shall be referred to as the “APCP Deferral Plan.” The APCP Deferral Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees (a “Top Hat Employee”). No one who is not a Top Hat Employee may defer compensation under the APCP Deferral Plan.
Any deferral or payment hereunder is subject to the terms of the Program and compliance with Section 409A of the Internal Revenue Code (the “Code”) and the guidance issued thereunder (“Section 409A”), as interpreted by the Committee in its sole discretion. Although none of the Company, the Committee, their affiliates, and their agents make any guarantee with respect to the treatment of payments under the Program and shall not be responsible in any event with regard to the Program’s compliance with Section 409A, the payments contained herein are intended to be exempt from Section 409A or otherwise comply with the requirements of Section 409A, and the Program shall be limited, construed and interpreted in accordance with the foregoing. None of the Company, the Committee, any of their affiliates, and any of their agents shall have any liability to any Participant or Beneficiary as a result of any tax, interest, penalty or other payment required to be paid or due pursuant to, or because of a violation of, Section 409A.
ARTICLE 1
DEFINITIONS
Section 1.01    Definitions. Whenever used in the Program, each of the following terms shall have the meaning for that term set forth below:
(a)    “AB Holding Units”: units representing assignments of beneficial ownership of limited partnership interests in AB Holding.
(b)     “Account”: a separate bookkeeping account established for each Participant for each Award, with such Award, as described in Article 2, credited to the Account maintained for such Award.
(c)    “Award”: any award granted subject to the Program.
(d)    “Award Agreement”: an agreement between a Participant and a Company setting forth the terms of an Award.
(e)    “Beneficiary”: one or more Persons, trusts, estates or other entities, designated in accordance with Section 6.04(a), that are entitled to receive, in the event of a Participant’s death, any amount or property to which the Participant would otherwise have been entitled under the Program.
(f)    “Beneficiary Designation Form”: the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.
(g)    “Board”: the Board of Directors of the general partner of AB Holding and AB.

(h)    “Cause”: shall have the meaning assigned to it in the Award Agreement. To the extent that the term “Cause” is not defined in the Award Agreement, all references to the term “Cause” herein shall be inapplicable.
(i)    “Code”: the Internal Revenue Code of 1986, as amended from time to time.
(j)    “Committee”: the Board or one or more committees of the Board designated by the Board to administer the Program.
(k)    “Company”: AB Holding, AB and any corporation or other entity of which AB Holding or AB (i) has sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of its board of directors or other governing body, as the case may be, or (ii) otherwise has the power to direct or cause the direction of its management and policies.
(l)    “Deferral Election Form”: the form(s) established from time to time by the Committee that a Participant completes, signs and returns to the Committee to elect to defer the distribution of an Award pursuant to Article 5.
(m)    “Disability”: shall have the meaning assigned to it in the Award Agreement. To the extent that the term “Disability” is not defined in the Award Agreement, all references to the term “Disability” herein shall be inapplicable.
(n)    “Effective Date”: the date Awards are approved by the Committee.
(o)    “Eligible Employee”: an active employee of a Company whom the Committee determines to be eligible for an Award. If the Committee determines that Awards made for the subsequent calendar year shall be eligible for deferral, the Committee or its designee shall specify in writing prior to such calendar year those Eligible Employees, or the methodology used to determine those Eligible Employees, who shall be eligible to participate in the APCP Deferral Plan for that calendar year and so notify those Eligible Employees prior to the end of the then calendar year or such later date permitted by Section 409A. Any advance deferral election made by such Eligible Employee is made on the condition that such Eligible Employee satisfies the conditions established by the Committee and, if not, such deferral election shall be null and void ab initio.
(p)    “ERISA”: the Employee Retirement Income Security Act of 1974, as amended.
(q)    “Fair Market Value”: with respect to an AB Holding Unit as of any given date and except as otherwise expressly provided by the Board or the Committee, the closing price of an AB Holding Unit on such date as published in the Wall Street Journal or, if no sale of AB Holding Units occurs on the New York Stock Exchange on such date, the closing price of an AB Holding Unit on such exchange on the last preceding day on which such sale occurred as published in the Wall Street Journal.
(r)    “Participant”: any Eligible Employee of any Company who has been designated by the Committee to receive an Award for any calendar year and who thereafter remains employed by a Company.
(s)    “Person”: any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
(t)    “Program”: the AllianceBernstein 2024 Incentive Compensation Award Program.
(u)    “Restricted Unit”: a right to receive an AB Holding Unit in the future, as accounted for in an Account, subject to vesting and any other terms and conditions established hereunder or by the Committee.
(v)    “Termination of Employment”: the Participant is no longer performing services as an employee of any Company, other than pursuant to a severance or special termination arrangement and has had a “separation from service” within the meaning of Section 409A.
(w)    “Unforeseeable Emergency”: a severe financial hardship to a Participant or former Participant within the meaning of Section 409A resulting from (i) an illness or accident of the Participant or former Participant, the spouse of the Participant or former Participant, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant or former Participant, (ii) loss of property of the Participant or former Participant due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or former Participant, all as determined in the sole discretion of the Committee.
ARTICLE 2
PARTICIPATION
Section 2.01    Eligibility. The Committee, in its sole discretion, will designate those Eligible Employees employed by a Company who will receive Awards with respect to a calendar year. In making such designation, the Committee may consider any criteria that it deems relevant, which may include an Eligible Employee’s position with a Company and the manner in which the Eligible Employee is expected to contribute to the future growth and success of the Company. The Committee may vary the amount of Awards to a particular Participant from year to year and may determine that a Participant who received an Award for a particular year is not eligible to receive any Award with respect to any subsequent year. An Eligible Employee who is a member of the Committee during a particular year shall be eligible to receive an Award for that year only if the Award is approved by the majority of the other members of the Committee.
Section 2.02    Grant of Awards. The number of Restricted Units (and the value of any cash component) constituting an Award will be determined by the Committee in its sole and absolute discretion and, in the event the Committee elects to designate Awards by dollar amount, such amount will be converted into a number of Restricted Units as of the Effective Date for such Award based on the Fair Market Value of an AB Holding Unit on such Effective Date and will be credited to the Participant’s Account as of such Effective Date (except as otherwise set forth in an Award Agreement). From and after such Effective Date, the Award shall be treated for all purposes as a grant of that number of Restricted Units (and/or an award of a cash component, if set forth in an Award Agreement) determined pursuant to the preceding sentence. Awards vest in accordance with the terms set forth in the Award Agreement, and any such vested Award will be subject to the rules on distributions and deferral elections set forth below in Articles 4 and 5, respectively. As soon as reasonably practicable after the end of each calendar year, a statement shall be provided to each such Participant indicating the current balance in each Account maintained for the Participant as of the end of the calendar year.
Section 2.03    Distributions on AB Holding Units.
(a)    When a regular cash distribution is made with respect to AB Holding Units, within 70 days thereafter, a distribution will be made to each Participant in an amount (the “Equivalent Distribution Amount”) equal to the number of such Restricted Units (whether vested or unvested) credited to the Participant’s Account as of the record date for such cash distribution times the value of the regular cash distribution per AB Holding Unit.
(b)    If an Award is designated by dollar amount, fractional unit amounts remaining after conversion under Section 2.02 may be used for any purposes for the benefit of the Participant as determined by the Committee in its sole discretion, including but not limited to the payment of taxes with respect to an Award or, if the Committee so elects, such fractional unit amounts may be cancelled.
(c)    AB Holding Units shall be subject to adjustment in accordance with Section 4(c) of the 2017 Plan (or such applicable successor provision).
ARTICLE 3
VESTING AND FORFEITURES
Section 3.01    Vesting. Terms related to vesting of Awards are set forth in the Award Agreement.
Section 3.02    Forfeitures. Terms related to forfeiture of Awards are set forth in the Award Agreement.
ARTICLE 4
DISTRIBUTIONS

Section 4.01    General. No Award will be distributed unless such distribution is permitted under this Article 4. The distribution of the vested portion of an Award shall be made in AB Holding Units or in such form as otherwise described in an applicable Award Agreement. Any portion of an Award that is not vested will not be distributed hereunder.
Section 4.02    Distributions If Deferral Election Is Not In Effect.
(a)    Unless a Participant elects otherwise on a Deferral Election Form under Sections 5.01 or 5.02 (if such election is permitted by the Committee), or unless otherwise provided in the Award Agreement, a Participant who has not incurred a Disability or a Termination of Employment will have the vested portion of his or her Award distributed to him or her within 70 days after such portion vests under the applicable vesting provisions set forth in the Award Agreement.
(b)    Unless a Participant elects otherwise on a Deferral Election Form under Sections 5.01 or 5.02 (if such election is permitted by the Committee), or unless otherwise provided in the Award Agreement, a Participant who has had a Disability or a Termination of Employment will have the balance of any vested Award not distributed under Section 4.02(a) distributed to him or her as follows:
(i)    In the event of a Participant’s Disability, a distribution will be made to the Participant within 70 days following the Participant’s Disability.
(ii)    In the event of a Participant’s Termination of Employment due to the Participant’s death, a distribution will be made to the Participant’s Beneficiary within 70 days following the 180th day anniversary of the death.
(iii)    In the event of a Participant’s Termination of Employment for any reason other than Disability or death, distributions due with respect to the Award, if any, shall be made in the same manner as prescribed in Section 4.02(a) above.
Section 4.03    Distributions If Deferral Election Is In Effect.
(a)    Subject to Section 4.03(b), in the event that a deferral election is in effect with respect to a Participant pursuant to Sections 5.01 or 5.02 and the Participant has not incurred a Disability but has a Termination of Employment for any reason other than death, the vested portion of such Participant’s Award will be distributed to him within 70 days following the benefit commencement date specified on such Deferral Election Form.
(b)    In the event that a Deferral Election Form is in effect with respect to a Participant pursuant to Sections 5.01 or 5.02 and such Participant subsequently incurs a Termination of Employment due to death, the elections made by such Participant in his or her Deferral Election Form shall be disregarded, and the Participant’s Award will be distributed to his or her Beneficiary within 70 days following the 180th day anniversary of the death.
(c)    In the event that a Deferral Election is in effect with respect to a Participant pursuant to Section 5.01 or 5.02 and such Participant incurs a subsequent Disability, distribution will be made in accordance with such Participant’s election in his or her Deferral Election Form.
Section 4.04    Unforeseeable Emergency. Notwithstanding the foregoing to the contrary, if a Participant or former Participant experiences an Unforeseeable Emergency, such individual may petition the Committee to (i) suspend any deferrals under a Deferral Election Form submitted by such individual and/or (ii) receive a partial or full distribution of a vested Award deferred by such individual. The Committee shall determine, in its sole discretion, whether to accept or deny such petition, and the amount to be distributed, if any, with respect to such Unforeseeable Emergency; provided, however, that such amount may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the individual’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), and by suspension of the individual’s deferral(s) under the Program.
Section 4.05    Documentation. Each Participant and Beneficiary shall provide the Committee with any documentation required by the Committee for purposes of administering the Program.

ARTICLE 5
DEFERRALS OF COMPENSATION
Section 5.01    Initial Deferral Election.
(a)    The Committee may permit deferral elections of Awards in its sole and absolute discretion in accordance with procedures established by the Committee for this purpose from time to time. If so permitted, a Participant may elect in writing on a Deferral Election Form to have the portion of the Award which vests distributed as of a permitted distribution commencement date elected by the Participant that occurs following the date that such Award becomes or is scheduled to become 100% vested under the applicable vesting period set forth in the Award Agreement and specifying among the forms of distribution alternatives permitted by the Committee and specified on the Deferral Election Form. In addition, if permitted by the Committee and specified on the Deferral Election Form, a Participant who elects a distribution commencement date may also elect that if a Termination of Employment occurs prior to such distribution commencement date, the distribution commencement date shall be six months after the Termination of Employment. A Participant may make the deferral election with respect to all or a portion of an Award as permitted by the Committee. Any such distribution shall be made in such form(s) as permitted by the Committee at the time of deferral (including, if permitted by the Committee, a single distribution or distribution of a substantially equal number of AB Holding Units over a period of up to ten years) as elected by the Participant. If the Participant fails to properly fully complete and file with the Committee (or its designee) the Deferral Election Form on a timely basis, the Deferral Election Form and the deferral election shall be null and void. If deferrals are permitted by the Committee and the Participant is eligible to make a deferral election, such Deferral Election Form must be submitted to the Committee (or its delegate) no later than the last day of the calendar year prior to the Effective Date of an Award, except that a Deferral Election Form may also be submitted to the Committee (or its delegate) in accordance with the provisions set forth in Section 5.01(b) and (c).
(b)    In the case of the first year in which a Participant becomes eligible to participate in the Program and with respect to services to be performed subsequent to such deferral election, a Deferral Election Form may be submitted within 30 days after the date the Participant becomes eligible to participate in the Program.
(c)    A Deferral Election Form may be submitted at such other time or times as permitted by the Committee in accordance with Section 409A of the Code.
Section 5.02    Changes in Time and Form of Distribution. The elections set forth in a Participant’s Deferral Election Form governing the payment of the vested portion of an Award pursuant to Section 5.01 shall be irrevocable as to the Award covered by such election; provided, however, if permitted by the Committee, a Participant shall be permitted to change the time and form of distribution of such Award by making a subsequent election on a Deferral Election Form supplied by the Committee for this purpose in accordance with procedures established by the Committee from time to time, provided that any such subsequent election does not take effect for at least 12 months, is made at least 12 months prior to the scheduled distribution commencement date for such Award and the subsequent election defers commencement of the distribution for at least five years from the date such payment otherwise would have been made. With regard to any installment payments, each installment thereof shall be deemed a separate payment for purposes of Section 409A, provided, however, the Committee may limit the ability to treat the deferral as a separate installment for purposes of changing the time and form of payment. Whenever a payment under the Program specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Committee.
ARTICLE 6
ADMINISTRATION; MISCELLANEOUS
Section 6.01    Administration. The Program is intended to constitute an unfunded, non-qualified incentive plan within the meaning of ERISA and shall be administered by the Committee as such. The purpose of the AB Incentive Plan is to enhance the ability of the Company to attract, motivate, and retain certain of the Company’s key employees and to strengthen their commitment to the Company by providing additional incentive compensation awards payable under, and subject to the terms and conditions of, the Program. The AB Incentive Plan is a “bonus program” as defined in ERISA and the regulations issued thereunder. Accordingly, the AB Incentive Plan is not covered by ERISA. The APCP Deferral Plan is intended to be an unfunded, non-qualified deferred compensation plan within the meaning of ERISA and shall be administered by the Committee as such. The right of any Participant or Beneficiary to receive distributions under the Program shall be as an unsecured claim against the general assets of AB. Notwithstanding the foregoing, AB, in its sole discretion, may establish a “rabbi trust” or separate custodial account to pay benefits hereunder. The Committee shall have the full power and authority to administer and interpret the Program and to take any and all actions in connection with the Program, including, but not limited to, the power and authority to prescribe all applicable procedures, forms and agreements. The Committee’s interpretation and construction of the Program shall be conclusive and binding on all Persons.
Section 6.02    Authority to Vary Terms of Awards. The Committee shall have the authority to grant Awards other than as described herein, subject to such terms and conditions as the Committee shall determine in its discretion.
Section 6.03    Amendment, Suspension and Termination of the Program. The Committee reserves the right at any time, without the consent of any Participant or Beneficiary and for any reason, to amend, suspend or terminate the Program in whole or in part in any manner; provided that no such amendment, suspension or termination shall reduce the balance in any Account prior to such amendment, suspension or termination or impose additional conditions on the right to receive such balance, except as required by law.
Section 6.04    General Provisions.
(a)    To the extent provided by the Committee, each Participant may file with the Committee a written designation of one or more Persons, including a trust or the Participant’s estate, as the Beneficiary entitled to receive, in the event of the Participant’s death, any amount or property to which the Participant would otherwise have been entitled under the Program. A Participant may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Committee. If (i) no such Beneficiary designation is in effect at the time of a Participant’s death, (ii) no designated Beneficiary survives the Participant, or (iii) a designation on file is not legally effective for any reason, then the Participant’s estate shall be the Participant’s Beneficiary.
(b)    Neither the establishment of the Program nor the grant of any Award or any action of any Company, the Board, or the Committee pursuant to the Program, shall be held or construed to confer upon any Participant any legal right to be continued in the employ of any Company. Each Company expressly reserves the right to discharge any Participant without liability to the Participant or any Beneficiary, except as to any rights which may expressly be conferred upon the Participant under the Program.
(c)    An Award hereunder shall not be treated as compensation, whether upon such Award’s grant, vesting, payment or otherwise, for purposes of calculating or accruing a benefit under any other employee benefit plan except as specifically provided by such other employee benefit plan.
(d)    Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a fiduciary relationship between any Company and any other person.
(e)    Neither the establishment of the Program nor the granting of an Award hereunder shall be held or construed to create any rights to any compensation, including salary, bonus or commissions, nor the right to any other Award or the levels thereof under the Program.
(f)    No Award or right to receive any payment may be transferred or assigned, pledged or otherwise encumbered by any Participant or Beneficiary other than by will, by the applicable laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of any payment hereunder shall be void and of no force or effect.
(g)    If any provision of the Program shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included in the Program.
(h)    Any notice to be given by the Committee under the Program to any party shall be in writing addressed to such party at the last address shown for the recipient on the records of any Company or subsequently provided in writing to the Committee. Any notice to be given by a party to the Committee under the Program shall be in writing addressed to the Committee at the address of AB.

(i)    Section headings herein are for convenience of reference only and shall not affect the meaning of any provision of the Program.
(j)    The Program shall be governed and construed in accordance with the laws of the State of New York.
(k) There shall be withheld from each payment made pursuant to the Program any tax or other charge required to be withheld therefrom pursuant to any federal, state or local law. A Company by whom a Participant is employed shall also be entitled to withhold from any compensation payable to a Participant any tax imposed by Section 3101 of the Code, or any successor provision, on any amount credited to the Participant; provided, however, that if for any reason the Company does not so withhold the entire amount of such tax on a timely basis, the Participant shall be required to reimburse AB for the amount of the tax not withheld promptly upon AB’s request therefore. With respect to Restricted Units: (i) in the event that the Committee determines that any federal, state or local tax or any other charge is required by law to be withheld with respect to the Restricted Units or the vesting of Restricted Units (a “Withholding Amount”) then, in the discretion of the Committee, either (X) prior to or contemporaneously with the delivery of AB Holding Units to the recipient, the recipient shall pay the Withholding Amount to AB in cash or in vested AB Holding Units already owned by the recipient (which are not subject to a pledge or other security interest), or a combination of cash and such AB Holding Units, having a total fair market value, as determined by the Committee, equal to the Withholding Amount; (Y) AB shall retain from any vested AB Holding Units to be delivered to the recipient that number of AB Holding Units having a fair market value, as determined by the Committee, equal to the Withholding Amount (or such portion of the Withholding Amount that is not satisfied under clause (X) as payment of the Withholding Amount; or (Z) if AB Holding Units are delivered without the payment of the Withholding Amount pursuant to either clause (X) or (Y), the recipient shall promptly pay the Withholding Amount to AB on at least seven business days’ notice from the Committee either in cash or in vested AB Holding Units owned by the recipient (which are not subject to a pledge or other security interest), or a combination of cash and such AB Holding Units, having a total fair market value, as determined by the Committee, equal to the Withholding Amount, and (ii) in the event that the recipient does not pay the Withholding Amount to AB as required pursuant to clause (i) or make arrangements satisfactory to AB regarding payment thereof, AB may withhold any unpaid portion thereof from any amount otherwise due the recipient from AB.